Exhibit 99.1

Moleculin Announces Positive Interim Data in Annamycin Clinical Trials: MB-106 AML Trial Complete Response (CR) Rate of 38% and MB-107 STS Lung Mets Trial Median Phase 1B Extended Overall Survival of 11 Months

 - MB-106: CR rate of 38% (N=8) with durability up to 8 months

- Builds on CRi rate of 60% in MB-105 monotherapy AML trial last cohort (N=5)

- MB-107: Phase 1B median extended overall survival of 11 months for heavily pre-treated subjects (N=15)

- MB-107 Phase 1B/2 median progression free survival (PFS) of 3.4 months for subjects dosed at or below 330 mg/m2 and less than 3 prior therapies (N=9)

- 100% of Annamycin subjects in multiple studies (N=66) continue to show no signs of cardiotoxicity during study

HOUSTON, November 13, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today provided a preliminary update on recent clinical activity and expected near term milestones across its clinical development pipeline in its quarterly filing with the Securities and Exchange Commission.

“Despite a host of recent new drug approvals, the most important therapeutic tool for treating AML and advanced STS continues to be an anthracycline. We believe the data we are now showing in Annamycin’s clinical trials on those indications are demonstrating a potential to finally bring an anthracycline to the table for those patients who have until now been prevented from using them,” Walter Klemp, Chairman and Chief Executive Officer of Moleculin stated. “Importantly, as we continue to show zero cardiotoxicity in 100% of subjects in multiple studies, Annamycin is now also showing substantial activity in Phase 2 studies across two indications.”

“Having 38% of subjects with a median age of 68 in our MB-106 AML study receiving a full course of Annamycin show a complete response with durability of up to approximately 8 months and counting, we believe, is exceptional while also demonstrating no cardiotoxicity,” Dr. Paul Waymack, Senior Chief Medical Officer said. “Adding to this, we are showing in our Phase 1B/2 study with Annamycin treating soft tissue sarcoma (STS) with pulmonary metastases for subjects with no limit on prior therapies (median of 3; range of 1-11) PFS of 2.2 months or better for 59% of the subjects (N=32). In subjects with fewer prior therapies (prior therapies <2) and dosed with Annamycin at or below 330 mg/m2, this increased to 78% and, additionally, we are showing PFS of 3.4 months for 56% (N=9) of these subjects. Having a preliminary median of 11.3 months of overall survival once the subject has entered into our Phase 1B study (Extended OS), is exciting as these subjects were heavily pre-treated. For the overall study, we have an opportunity for the Extended OS and PFS data to get better as subjects continue to be monitored.”

Ongoing Clinical Trial Updates

Next Generation Anthracycline – Annamycin

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic (unlike currently prescribed anthracyclines) and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline and the standard of care chemotherapy for advanced STS), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. An independent expert evaluated the first 62 subjects in the Company's four clinical trials and confirmed that there are no signs of cardiotoxicity. In total 66 subjects (4 are yet to be reviewed) have been treated in the Company’s clinical trials and none have shown any signs of cardiotoxicity. This includes 50 subjects treated over the lifetime maximum anthracycline dose set by the U.S. Food and Drug Administration (FDA). Annamycin is currently in development for the treatment of both first line therapy and therapy for relapsed or refractory acute myeloid leukemia (AML), as well as, STS lung metastases (STS lung mets), and the Company believes the drug may have the potential to treat additional indications.

AML

The Company is currently conducting its Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB-106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587. The Company has not treated any first line subjects to date.

Table 1 – Summary of Annamycin Responses in AML Studies
Study	Study MB-105 Monotherapy – Last Cohort at 240 mg/m2 (RP2D)	Study MB-106 Combination Therapy – Phase 1B (Annamycin at 190-230 mg/m2)	Study MB-106 Combination Therapy – Phase 2 To Date (Annamycin at 230 mg/m2)	Study MB-106 Combination Therapy – Phase 1B/2 To Date (Annamycin at 190-230 mg/m2)
Therapy	Annamycin – Single Agent	Ara-C + Annamycin “5+3+	Ara-C + Annamycin “5+3+	Ara-C + Annamycin “5+3+
Subjects To date	5	6	2	8
CRs	0	2	1	3
CRis	3	0	0	0
Total Response(s)or CRcs	3	2	1	3
Overall Response (CRc) Rate	60%	33%	50%	38%
Median Prior Therapies (Months of Prior Therapy))	6 (N/A)	2.5 (9)	3 (6)	3 (9)
Median Age - Years (Range)	65 (62-73)	66 (32-78)	69 (69-70)	68 (32-78)
Durability of CRs	Not followed	Approximately 8 and 3 months, respectively, to date for the 2 CRs	Not Available at This Time	See Data to Left
N/A (Not available)	For all subjects receiving a full course of Annamycin

Above is a table that shows a summary of the data to date for MB-106 and, for reference, the data for the last cohort in the MB-105 AML study with Annamycin as a monotherapy is shown as well. The data described and shown above is preliminary and subject to change, except for the MB-105 data where a Clinical Study Report has been completed.

MB-106 Phase 1B/2 clinical trial began dosing subjects in March 2023. Nine clinical sites in Poland and Italy have been activated for the MB-106 trial. The Company is planning for a total of up to eleven sites in the European Union (EU).

The median number of prior therapies for these 3 subjects in the first cohort was five (range of one to ten). One subject, who was 78 years of age at the time of the study initiation and enrolled after a single prior multi-year therapy, achieved a CR that has continued to be durable at approximately 8 months. This subject has received a second course of treatment at the direction of the treating physician and as allowed per the protocol. The other 2 subjects were shown to have disease progression. On August 7, 2023, Moleculin successfully completed the second cohort at 230 mg/m2 of Annamycin in this combination study. Four subjects were treated in this cohort, 1 is believed to be relapsed from one or more prior therapies and 3 are believed to be refractory from up to three prior therapies. One subject was replaced due to a Serious Adverse Event (SAE) experienced on Day 1 of dosing. The SAE was determined to be unrelated to Annamycin and definitively related to Cytarabine. The Company, at the recommendation of the safety review committee, deemed the second cohort dose as safe and opened recruitment, including for both first line therapy and for subjects who are refractory to or relapsed after induction therapy, to the Phase 2 portion of the trial. The median number of prior therapies for the 3 evaluable subjects in the second cohort was two (range of one to three) and the median age was 67. One subject, who was 64 years of age at the time of enrollment into the study with one prior therapy, was preliminarily recorded as a CR with an incomplete recovery of the bone marrow, or CRi, per the protocol. This has since been deemed a CR, which has shown to be durable for approximately three months, which has allowed this subject to proceed to a bone marrow transplant. The other 2 subjects were shown to have disease progression. Durability of CR’s is confirmed by and repeat bone marrow aspirates (BMA’s).

The total CRs in the Phase 1B portion of this combination trial represent 33% (n=6). Notably, these CRs are considered durable. The median age of these subjects was 66.

On October 2, 2023, Moleculin announced the initial subjects had been treated in the Phase 2 portion of MB-106. The data above is as reported by the investigation sites as of November 9, 2023.

The Company has recruited, treated, and evaluated 3 subjects in the Phase 2 portion of the trial. One subject has been evaluated and determined to be a CR. The Company will assess the durability in the near future. Another subject in the Phase 2 portion died from a stroke (deemed not be related to Annamycin) prior to being re-biopsied to determine disease status. The third has undergone a re-biopsy which shows zero blasts in the marrow and that data is now being assessed by the investigator. This latest subject is not included in the chart above. The median age of the first two subjects is 69 years (range of 69 to 70) and the median number of prior therapies for these subjects is three (both are three). Other subjects in the Phase 2 portion of the trial are in the process of screening and treatment. The Company intends to treat up to 21 subjects in this Phase 2 portion of the trial. The Company may recruit an additional 3 subjects depending on recruitment. At the Company’s rate of recruitment plus the addition of another three sites for the trial, Moleculin expects to complete recruitment by early 2024.

The total CRs in both Phases to date in MB-106 represent 38% (n=8), and although sufficient time has not passed to assess durability for the latest of these CRs, the 2 earlier CRs have now shown durability. The median baseline bone marrow assessments for the 3 CRs was 74.2 (range of 20 to 80).

STS Lung Mets

Table 2	MB-107 Summary as of November 9, 2023
Progression Free Survival Months (mos)	All Subjects	Phase 1B All Subjects	Phase 2 All Subjects	All Subjects Treated at < 330 mg/m2	All Subjects with 2 or Fewer Prior Therapies (< 2PT)	All Subjects < 330 mg/m2 & < 2PT
1 mos or >	100%	100%	100%	100%	100%	100%
2 mos or >	59%	67%	53%	61%	83%	78%
3 mos or >	25%	27%	24%	30%	42%	56%
4 mos or >	16%	13%	18%	22%	25%	33%
5 mos or >	9%	7%	12%	13%	8%	11%
6 mos or >	6%	0%	12%	9%	8%	11%
n =	32	15	17	17	12	9
Median mos	2.2	2.6	2.0	2.1	2.7	3.4
Median Prior Therapies (Range)	3 (1-11)	3 (1-9)	3 (1-11)	3 (1-11)	2 (1-2)	2 (1-2)

Median O/S mos	N/A	11.3	N/A	N/A	N/A	N/A
Overall survival (OS); Not available for Phase 2 subjects at this time, as majority of subjects continue survival (N/A)

On September 21, 2023, Moleculin announced the completion of enrollment in the Phase 2 portion of its U.S. Phase 1B/2 clinical trial evaluating Annamycin as monotherapy for the treatment of soft tissue sarcoma lung metastases (MB-107). Subjects who had stable disease at the time of study discontinuation will continue to be followed for progression free response and overall survival. All subjects had pulmonary metastasis from soft tissue sarcoma and at least one prior therapy. There was no limit on how many prior therapies a subject could have prior to entering this study. Most subjects were heavily treated with other therapies prior to entering our trial with our treatment representing the fourth median therapy for all subjects in the Phase 1B and Phase 2 portion of the trial (range of two to twelve). As of November 6, 2023 as reported by the investigation sites, most subjects in Phase 2 are alive so overall survival data is not available at this time. Above in Table 2 is a summary of progression free survival for evaluable subjects, as discussed further below, by groupings and median overall survival for all subjects evaluable in Phase 1B.

In the Phase 1B portion of the trial, subjects were treated from 210 mg/m2 to 390 mg/m2. In the Phase 2 portion of the trial, an exploratory RP2D of 360 mg/m2 was initiated for the first 3 subjects and a final RP2D of 330 mg/m2 was determined and 14 subjects were treated.

Including the 3 subjects treated at the same dose in the Phase 1B portion of this trial, this equates to 17 total subjects measurable for efficacy at the 330 mg/m2 dose level. Including all measurable subjects at all dose levels in the Phase 1B portion of the trial, 32 subjects were treated with at least one cycle in this study and 27 received at least two cycles of treatment. For these subjects, the median time to entering the MB-107 trial from the time of initial diagnosis is estimated to be approximately 20 months, and these subjects have been mostly heavily treated previously for STS lung mets prior to entering the Company’s study.

Once all data is collected, Moleculin plans to release a more in-depth presentation of the topline data for this study in 2024. The above information in Table 2 was shared with the Company’s investigators in a meeting held during the Connective Tissue Oncology Society Annual Meeting (CTOS) in Dublin, Ireland in early November 2023. Based on the data as shown in Table 2 above, Moleculin believes the following observations are in order:

●

Very few trials for subjects with such advanced (median = 20 months from initial diagnosis; all with lung metastases in MB-107) disease progression have been published, making comparisons to historical performance difficult.

●	With this in mind, median OS for subjects in the Phase 1B portion of this study is currently at 11 months, which the Company believes is notable.
●

Overall median Progression Free Survival (PFS) for the trial is 2.2 months (range 1.2 to 6.9 months) with 7 subjects discontinuing early due to thrombocytopenia. Five of these subjects negatively impacted this median PFS, which the Company believes was exacerbated by the extreme advanced stage of the patients and their being weakened by prior therapies.

●	Median PFS improved to 3.4 months for lower doses of Annamycin (≤330 mg/m2) versus the maximum dose used in the trial and for subjects who had fewer prior therapies (<2).
●

These data suggest to us that Annamycin may be best positioned as a first line alternative to the current standard of care with an anthracycline and where the combination of high patient response rate, significant improvement in OS and the absence of cardiotoxicity may improve patient outcomes.

All data presented above from the MB-107 trial are preliminary and subject to change.

Expected Upcoming Annamycin Milestones

●	AML
o	In-depth data review and presentation of topline data on MB-106 clinical trial.
o	MB-106 End of Phase 2 (EOP2) Meeting.
o	Identify next phase of development / pivotal program.
o	Initiate pivotal program.

●	STS Lung Mets
o	Final MB-107 data readout.
o	Identify next phase of development / pivotal program.
o	Initiate first line study STS.

Flagship Immune/Transcription Modulator – WP1066

Moleculin is in ongoing discussions with multiple academic institutions in separate programs evaluating WP1066 for the treatment of glioblastomas and/or pediatric brain tumors. The Company expects to finalize agreements with Northwestern University and FDA filings in the early 2024 (Clinicaltrials.gov ID: NCT05879250).

Recent Activity Highlights

●         Ongoing progress in development of an intravenous formula for WP1066.

●         The Company supplied drug product to an externally funded pediatric brain tumor trial with WP1066 up to its conclusion in February 2023 and expects additional externally funded clinically trials for WP1066 (in combination with radiation) in 2023 in the U.S. and, possibly, in Southeast Asia.

Expected Upcoming Milestones

●         Report topline results from investigator-initiated Phase 1 study in pediatric brain tumors.

●         Seek external funding opportunities for an investigator-initiated clinical trial in adult and pediatric cancer patients in 2023.

●         Announce progress regarding an IV formulation by the end of 2023 or in early 2024.

Metabolism/Glycosylation Inhibitor – WP1122 Portfolio

WP1122 was developed as a prodrug of 2 deoxy-D-Glucose (2-DG) to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG monotherapy in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses. The WP1122 Portfolio includes numerous analogs, including WP1096, which has demonstrated the potential for broad antiviral capabilities in a wide range of in vitro models including multiple arenaviruses, filoviruses, Zika virus, and HIV. The Company looks forward to the potential of additional externally funded research to confirm such activity.

Expected Upcoming Milestones

●	Report preliminary findings of National Institutes of Health (NIH) funded animal testing of WP1096 in the Tacaribe Arenavirus.
●	Identify investigators interested in initiating a clinical trial to study the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.

General Information on the Company’s Core Technologies

Annamycin currently has Fast Track Status (FTS) and Orphan Drug Designation (ODD) from the FDA for the treatment of soft tissue sarcoma, in addition to ODD for the treatment of acute myeloid leukemia. WP1066 has ODD for the treatment of GBM and has four indications designated for the FDA Rare Pediatric Disease Priority Review Voucher (PRV) Program. WP1122 has ODD and FTS for GBM, as well. For more information about the Company’s trials, please visit clinicaltrials.gov.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Expected Upcoming Milestones set forth above, the pace of enrollment in Moleculin’s clinical trials, the timing of Moleculin’s ability to report topline data from its studies, the timing of the commencement of investigator-sponsored and/or externally funded clinical trials which are outside the control of Moleculin, and whether the results of Moleculin’s preclinical animal models can be replicated in human trials. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com